Exhibit 99.3

Contact: Kenneth P. Cherven

Chief Executive Officer

(727) 520-0987

FOR IMMEDIATE RELEASE

NEWS

RELEASE

Pinellas Park, Florida (May 19, 2006) - Kenneth P. Cherven, Chief Executive Officer of First Community Bank of America, announced today that the Bank sold its properties in St. Petersburg and Pinellas Park, Florida, and simultaneously leased back both properties with very favorable long-term leases.

“This transaction completed on May 17, helps fuel the growth of the Bank and is accretive annually to earnings,” stated Mr. Cherven.

First Community Bank has six offices serving Largo, Pinellas Park, St. Petersburg, Apollo Beach, Tampa and Port Charlotte, and a loan production office in Bradenton.

First Community Bank Corporation of America, with assets of approximately $350 million, is the holding company for First Community Bank of America, and trades on the NASDAQ SmallCap under the symbol “FCFL.”

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This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Factors that could cause actual results to differ from the results discussed in the forward-looking statements include, but are not limited to: risk of loans and investments, including dependence on local economic conditions competition for the company’s customers from other providers of financial services; possible adverse effects of changes in interest rates; execution and implementation of a series of previously announced strategic initiatives; balance sheet and capital ratio risks related to the share repurchase program; risks related to the company’s acquisition and market extension strategy, including risks of adversely changing results of operations and factors affecting the company’s ability to consummate further acquisitions or extend its markets; and other risks detailed in the company’s filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the company.